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                                  Exhibit 10.13

                          Consulting Agreement between

                   Jeffrey Berg and thehealthchannel.com, Inc.

                             dated September 1, 1999


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Consulting Agreement

         This Agreement is made as of the 1st day of September, 1999 by and between Jeffrey Berg, (hereinafter "JB") located at 3 Fairhill Road, Edison, N.J. 08817, 92663, and thehealthchannel.com, Inc, (hereinafter `THCL" or "Company") located at 500 Birch Street, Suite 400, Newport Beach, CA 92660, represented by Tom Lonergan COO. Collectively JB and THCL shall be referred to as "The Parties".

         WHEREAS, THCL desires various consulting assistance with specific regard to one of their properties, The Health Channel more specifically with the representation of the company to various investors and financial institutions consistent with the Company's goals.

         WHEREAS, THCL wishes to engage the services of JB to coordinate the related elements and disciplines required to achieve THCL's objectives; and

         WHEREAS, JB is willing to provide such services on the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the covenants and agreements herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Services Provided. JB agrees to provide to THCL the fill professional services of its resources and shall work diligently to provide the following services:

         a) Schedule meeting with potential investors and financial institutions
         b) Be present for all meetings including making presentations to investor's and/or institutions.
         c) Be available (upon sufficient notice) for any and all meetings scheduled by THCL with any investors and/or institutions

         The services above are to be performed on a best effort basis only and should not be construed as a promise or guarantee of performance or its outcome. THCL may cancel this agreement in writing at any time with sufficient cause and proof of non-performance. If THCL requests any additional services during the time of this agreement, said additional services will be outlined within a new agreement or written amendment hereto, to include any additional compensation. This contract will remain in force in any such case.

     2. Additional Expenses: THCL agrees to pay for or, to reimburse all additional expenses which may be needed for travel, meals, etc, in connection with JB's representation of THCL in carrying out its services. All such additional expenses must be approved in advance in writing.
     3. Services Not Provided: THCL recognizes and agrees that SB is not providing either accounting or legal services and that SB recommends that THCL have its own independent legal and/or accounting review of all related materials. THCL further recognizes and agrees that JB is not providing any due diligence or evaluation activities with regard to their operations and the information provided to SB.
     4. Reports: Meetings: SB agrees to report its activities on behalf of THCL on a regular basis. JB may, in consultation with THCL, request that THCL meet with various individuals and consultants pursuant to the services set forth in paragraph 1 above, and THCL agrees to attend such meetings when scheduled in advance.
     5. THCL's Interest: SB agrees to represent THCL in a professional manner at all times, and shall represent THCL's best interest in all dealings on behalf of THCL.

         Need for Information/confidentiality: THCL agrees to provide such information about its operations, finances, principles, officers, associates, properties and activities as SB may request from time to time, as such information is necessary for SB to perform the services set forth in paragraph 1 above; provided, however, SB agrees that it will treat as confidential and proprietary any information deemed by THCL to be confidential and proprietary, and to protect the best interest of THCL. THCL further agrees that since the information requested is essential in the fulfillment of SB's obligation to THCL, any delay in providing the information requested may cause a delay in the completion of SB's services for THCL. It is mutually agreed that time is of the essence in the fulfillment of SB's obligation to THCL.

     6. Fees: THCL agrees to pay the following fees to SB for the services provide by JB as set forth in paragraph 1 above, unless additional services have been rendered altering this agreement. These fees do not include any
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         fees and/or costs, with regard to any other third party needed in carrying out the services set forth in paragraph 1 above. SB must receive written permission from THCL to incorporate any third party, for which these fees would not cover. These fees also do not include the costs associated with any printing, mailing, general or express delivery services, etc. above $25.00. All costs over $25.00 will be regularly to the THCL.
              a) THCL shall deliver within five days thereafter, a stock certificate for shares of THCL's Common Stock totaling 22,000 shares. The certificate shall be free and clear of any and all restrictions or legends of any kind and when issued in accordance with the terms hereto will be validly issued and outstanding, fully paid and non-assessable and entitled to the rights and preferences set forth therein.
     7. Independent Contractor: Nothing contained in this Agreement shall make JB an agent or employee of THCL. Each party shall be deemed an independent contractor regarding the other, and neither party shall have the power to bind or commit the other without express written consent.
     8. Non-Circumvention/Confidentiality: Should JB introduce THCL to any "Sources" be it potential acquisitions, Joint Venture and/or partnership candidates, etc., including any of SB's financing sources, THCL agrees not to disclose the identity of any of JB's Sources to any person not directly associated with this project, and not to communicate with those sources for any reason without JB's prior written permission. Furthermore, THCL agrees that neither THCL nor its employees, agents or consultants will deal with any SB's Sources or agents introduced to THCL by JB without using SB as their intermediary for a period of 60 (sixty) months from the date of this Agreement. If a breach of this provision occurs, THCL shall be held in breech of contract and will be liable for any, and all loss of wages and damages, including reimbursement to SB for reasonable court costs, travel, incidental expenses, and without limitation, attorney's fees incurred by JB to enforce any of the provisions of this agreement.
     9. Arbitration: SB and THCL agree that any disputes arising under this Agreement shall be submitted to arbitration pursuant to rules, regulations, and laws governing arbitration in the State of California, County of Orange, at the time if the dispute, and the parties hereto agree to be bound by the decision of any such arbitration proceeding.
     11. Attorney Fees: In the event SB shall refer to an attorney or any enforceable entity for collection, THCL agrees to pay all the costs and expenses incurred in attempting or effecting collection hereunder or enforcement of the terms of this agreement, including reasonable court costs, travel, incidental expenses, and without limitation, attorney's fees incurred by JB to enforce collection of compensation under this agreement of any other of the provisions of this agreement.
     12. Representations and warranties: THCL hereby makes the following representations and warranties to JB:

              a. Organization good standing and power. THCL is a corporation duly incorporated, validly existing and in good-standing under the laws of the State of Delaware, registered in good standing to conduct business in the State of California and has the requisite corporate power to own, lease and operate it properties and assets and to conduct its business as it is now being conducted.
              b. Authorization; Enforcement. THCL has the requisite corporate power and authority to enter into and perform under this agreement and the terms hereof. The execution, delivery and performance of this agreement by THCL and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of TH CL, or its Board of Directors or stockholders is required. This agreement has been duly delivered and when executed by THCL shall constitute a valid and binding obligation of TH CL, and enforceable against them including all THCL's subsidiary's and affiliate companies in accordance with its terms.
              c. Issuance of Common Stock. The Common Stock to be issued in accordance with the compensation section herein have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof; will be validly issued and outstanding, fully paid and non-assessable and entitled to the rights and preferences set forth therein.
     13. Indemnification: Within the limits of law, the parties hereto agree to indemnify and hold harmless each other including any affiliate companies, and their respective principles, officers, directors, controlling persons and employees and any persons retained in connection with services it performed under this agreement (whether or not consummated) from and against all claims, damages, losses, liabilities and expenses as they are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof) to the extent they are casually related to information provided in writing one party to the other and casually related to or arising out of activities there under. Notwithstanding the forgoing, neither party shall be liable for indemnity under this Agreement in


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         respect to any loss, claim, damage, liability or expense primarily resulted from the other party's willful illegal acts, misconduct or gross negligence in performing its obligations under this Agreement. This provision shall survive any termination of this Agreement as well as the consummation or abandonment of any of the services rendered.
     14. Governing Law: This Agreement, its validity, meaning and effect, shall be determined in accordance with the laws of the State of California, County of Orange applicable to contracts made and to be performed in that state.
     15. Entire Agreement: This Agreement is an entire agreement between the parties, and supersedes any and all prior agreements, written or oral. No changes shall be made in this agreement, except in writing duly executed by the parities hereto.
     16. Facsimile: In the event that this Agreement is forwarded via electronic facsimile reproduction ("fax machine"), the respective parties agree to find the Agreement acceptable upon receipt with the authorized, respective signature(s).

         IN WITNESS WHEREOF, persons with power and authority to commit the parties hereto, have signed this Agreement to be effective as of the date first above written:

                                AGREED & ACCEPTED

Jeffrey Berg
3 Fairhill Road
Edison, NJ 08817
   /s/      Jeffrey Berg
Date:   September 1, 1999


"THCL"
thehealthchannel.com, Inc
5000 Birch Street
Suite 4000
Newport Beach, CA 92660
   /s/   Tom Lonergan, C.O.O.
Date:  September 1, 1999